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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  todd@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Reports Third Quarter Results

Net Revenues Increase 109%, Net Income Rises 46%

NEW YORK, November 13, 2003 – 4Kids Entertainment, Inc. (NYSE: KDE) today announced net revenues for the third quarter ended September 30, 2003 climbed 109% to $25.3 million from $12.1 million in the same period last year. Net income for the quarter was $2.9 million, or $0.20 per diluted share, compared to net income of $2.0 million, or $0.14 per diluted share, in the year-earlier period, an increase of 46%.

For the nine months ended September 30, 2003, net revenues rose 156% to $69.7 million from $27.2 million in the same period last year. Net income for the nine-month period was $9.5 million, or $0.68 per diluted share, compared to net income of $4.7 million, or $0.35 per diluted share, in the same period a year earlier, an increase of 100%.

Al Kahn, Chairman and Chief Executive Officer of 4Kids Entertainment, said, “Third quarter results reflect the continued success of our strategy to create many different revenue streams based upon a diversified property portfolio. Yu-Gi-Oh!™ and Pokémon® continue to be among the top ranked children’s programs on the Kids’ WB! network. Strong retail sales of Yu-Gi-Oh! related products and licensed merchandise were one of the primary drivers of revenues for our licensing division. 4Kids Home Video shipped its two-millionth Yu-Gi-Oh! title in September.”

“Teenage Mutant Ninja Turtles™ also continues to build momentum at retail. The Teenage Mutant Ninja Turtles toy line from Playmates® contributed significantly to our results for the third quarter. We also released the first Teenage Mutant Ninja Turtles home video title in the U.S. in September. The Teenage Mutant Ninja Turtles television series has been licensed for broadcast in many international markets, where there already is substantial interest in Turtles licenses. We also received contributions this quarter from licensing programs for Artlist Collection: The Dog™ and Nintendo® Classic™.”

Commenting on the Fox Box, 4Kids’ four hours of programming on Saturday mornings on the Fox Network, Kahn said, “We launched the 2003-2004 Fox Box season on September 6 with exciting new shows, including Shaman King and Sonic X™ as well as new episodes of returning shows Teenage Mutant Ninja Turtles, Kirby: Right Back At Ya!™ and Ultimate Muscle: The Kinnikuman Legacy™. Season to date, this new line-up is rating higher than the comparable period last season.”

“We are continuing to work with our major licensees to prepare for the holiday season. Konami® has released new Yu-Gi-Oh! and Teenage Mutant Ninja Turtles video game titles. Mattel® will introduce new Yu-Gi-Oh! toys and Playmates will introduce new Teenage Mutant Ninja Turtles toys in the fourth quarter,” commented Kahn.

“With Fox Box as our content distribution platform, 4Kids is well positioned to launch new properties. We also have the financial strength to support new and existing licensing programs,” concluded Kahn.

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; television, film, music and home video production and distribution; media planning and buying; product development; and Web site development. For further information, visit the Company’s Web site at www.4KidsEntertainment.com.

This press release contains forward-looking statements. Due to the fact that the Company faces competition from toy companies, television networks, motion picture studios and other licensing companies, and the uncertainty of public response to the Company’s properties, actual results or outcomes may differ materially from any such forward-looking statements.

This release and prior releases are available on the Company’s Worldwide Web site at www.4KidsEntertainment.com

You may register to receive 4Kids Entertainment’s future press releases or to download a complete Digital Investor Kit™ including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit™” icon at www.kcsa.com.

Tables Follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
(In thousands of dollars)
	September 30,	December 31,
	2003	2002
	(Unaudited)

Cash and cash equivalents	$63,491	$78,712
Investments	35,988	10,787
Working capital	124,284	114,298
Total assets	174,240	162,839
Total liabilities	28,599	30,168
Total stockholders' equity	$145,641	$132,671

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands of dollars, except share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
NET REVENUES	$25,334	$12,099	$69,681	$27,238

COSTS AND EXPENSES:
Selling, general and administrative	8,579	6,842	23,996	16,328
Production service costs	2,574	327	6,556	804
Amortization of television and film costs and
Fox broadcast fee	9,700	1,919	24,204	3,301

Total costs and expenses	20,853	9,088	54,756	20,433

INCOME FROM OPERATIONS	4,481	3,011	14,925	6,805

INTEREST INCOME	252	388	835	1,180

INCOME BEFORE INCOME TAX
PROVISION	4,733	3,399	15,760	7,985

INCOME TAX PROVISION	1,866	1,436	6,278	3,241

NET INCOME	$2,867	$1,963	$9,482	$4,744

PER SHARE AMOUNTS:
Basic earnings per common share	$0.22	$0.16	$0.72	$0.38

Diluted earnings per common share	$0.20	$0.14	$0.68	$0.35

Weighted average common shares
outstanding - basic	13,247,459	12,597,355	13,174,119	12,588,162

Weighted average common shares
outstanding - diluted	14,169,729	13,678,026	14,018,995	13,656,787